As filed with the Securities and Exchange Commission on July 24, 2012

Registration No. 333-180609

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

Post-Effective Amendment No. 1

to

Form S-4

on

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VRINGO, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-4988129 (I.R.S. Employer Identification No.)

44 W. 28th Street

New York, New York 10001

(646) 525-4319

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew D. Perlman

Chief Executive Officer

Vringo, Inc.

44 W. 28th Street

New York, New York 10001

(646) 525-4319

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth R. Koch, Esq.

Jeffrey P. Schultz, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, New York 10017

(212) 935-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the registrant.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 on Form S-3 relates to an aggregate of 15,959,838 shares of common stock of Vringo, Inc. (the “Company”) issuable upon the exercise of warrants that were issued on July 19, 2012 in connection with the merger of Innovate/Protect, Inc. with and into VIP Merger Sub, Inc., a wholly owned subsidiary of the Company. The warrants and the underlying shares were initially registered by the Company pursuant to a Registration Statement on Form S-4 (File No. 333-180609) that was declared effective by the Securities and Exchange Commission on June 20, 2012.

This Post-Effective Amendment on Form S-3 converts the Form S-4 Registration Statement to a Registration Statement on Form S-3 and relates to the continuous offering of up to 15,959,838 shares of common stock issuable upon the exercise of the warrants that were issued in the transactions. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares of common stock that may hereafter be offered or issued with respect to the shares registered hereby resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

All filing fees payable in connection with the registration of these securities were previously paid by the registrant in connection with the filing of the Form S-4.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JULY 24, 2012

PROSPECTUS

VRINGO, INC.

Up to 15,959,838 Shares

of

Common Stock

This prospectus relates to up to 15,959,838 shares of our common stock, par value $0.01 per share. The shares of common stock are issuable upon exercise of outstanding Series 1 and Series 2 warrants that were issued in connection with our acquisition of Innovate/Protect, Inc. (“Innovate/Protect”), which was consummated on July 19, 2012.

Each warrant entitles its holder to acquire one share of common stock at an exercise price of $1.76 per share, subject to specified adjustments, at any time on or before July 19, 2017. The exercise price may be paid in cash or, under certain circumstances, by means of a “cashless exercise,” as described in “Description of the Warrants.”

To the extent any holder of our outstanding Series 1 and Series 2 Warrants determines to exercise its warrants, we will receive the payment of the exercise price in connection with such exercise.

Our common stock is listed on the NYSE MKT under the symbol “VRNG.” On July 23, 2012, the last reported sale price of our common stock was $3.91 per share.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page 6 of this prospectus under the caption “Risk Factors” and the risk factors that are incorporated by reference in this prospectus from our filings made with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2012.

ABOUT THIS PROSPECTUS

You should read this prospectus and the documents incorporated by reference carefully before you invest. Such documents contain important information you should consider when making your investment decision. See “Incorporation of Documents by Reference.” You should rely only on the information provided in this prospectus or documents incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The information contained in this prospectus is accurate only as of the date of this prospectus and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context otherwise requires, “Vringo,” “the Company,” “we,” “us,” “our” and similar terms refer to Vringo, Inc. and our subsidiaries prior to the merger described below and also include Innovate/Protect, Inc. and its subsidiaries following the merger described below. Unless stated or the context otherwise requires, references in this prospectus to “Innovate/Protect” refer to Innovate/Protect, Inc. and its subsidiaries.

References to “the merger” refer to the transaction consummated on July 19, 2012, by which Innovate/Protect merged with and into a wholly-owned subsidiary of Vringo. Information about the merger is included in our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC” or “Commission”) on July 20, 2012 and incorporated by reference herein. See “Where You Can Find More Information” and “Incorporation of Information by Reference.”

PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth under the caption “Risk Factors” and in our most recent filings with the SEC, as well as other information in this prospectus and the documents incorporated by reference herein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Our Business Strategy

We intend to attempt to maximize the economic benefits of our intellectual property portfolio, add significant talent in technological innovation, and potentially enhance our opportunities for revenue generation through the monetization of our assets, including patents owned by Innovate/Protect and the outcome of the litigation against online search companies.

We expect to undergo changes in connection with the Merger with Innovate/Protect, Inc. as described below. Prior to the Merger, Vringo was engaged in developing software platforms and applications for mobile devices and Innovate/Protect’s business was to maximize, for inventors and investors, the economic benefits of intellectual property assets through acquiring or internally developing patents or other intellectual property assets. Following the Merger, we have enhanced technology capabilities to create, build and deliver mobile applications and services to our handset and mobile operator partners as well as directly to consumers. We believe that the value of each company’s intellectual property portfolio will be enhanced through the combined company’s ability to license and enforce its intellectual property rights.

We will have two key areas of operation:

•	delivery and monetization of mobile social applications, and

•	maximization of the economic benefits of intellectual property.

We have developed a platform for the distribution of mobile applications. We believe that our technology and business relationships will allow us to distribute new applications and services through:

•	mobile operators,

•	handset makers, and

•	application storefronts.

We intend to expand our intellectual property portfolio through both internal development and acquisition. We believe that our experience and liquidity will enable us to expand our intellectual property portfolio as well as create additional intellectually property internally. We intend to monetize our intellectual property through:

•	licensing,

•	strategic partnerships, and

•	litigation.

We continue to actively seek to broaden our intellectual property portfolio. Our philosophy is to seek to acquire intellectual property and technology. We are reviewing portfolio opportunities with a view toward acquiring those which we believe have potential for monetization through licensing opportunities or enforcement. We are actively engaged in due diligence with respect to a number of patent and intellectual property portfolios and are in advanced discussions as to the acquisition of several such portfolios. We will likely need to raise additional capital to make any such acquisition. There is no assurance that we will succeed in acquiring any such portfolios, as to the terms of any such acquisition or that we will successfully monetize any portfolio that we acquire.

Merger with Innovate/Protect

 On March 12, 2012, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with VIP Merger Sub, Inc., a Delaware corporation and our wholly-owned subsidiary (“Merger Sub”), and Innovate/Protect, Inc., a Delaware corporation and an intellectual property firm founded in 2011, whose wholly-owned subsidiary, I/P Engine, holds eight patents that were acquired from Lycos Inc. (“Innovate/Protect”), pursuant to which Innovate/Protect merged with and into Merger Sub, with Merger Sub being the surviving corporation renamed Innovate/Protect, Inc. (the “Surviving Corporation”) through an exchange of capital stock of Innovate/Protect for capital stock of Vringo (the “Merger”). The Merger was approved by our stockholders at our annual meeting of stockholders held on July 19, 2012 and we consummated the Merger on July 19, 2012.

In connection with the Merger, we caused to be issued, as of the closing date, our securities to Innovate/Protect’s stockholders in exchange for the capital stock owned by Innovate/Protect’s stockholders, as follows (the “Merger Consideration”): (i) an aggregate of 18,617,569 shares of our common stock, par value $0.01 per share, (ii) an aggregate of 6,673 shares of our Series A Preferred Stock, par value $0.01 per share, convertible into an aggregate of 20,136,445 shares of common stock, (iii) an aggregate of 8,299,116 Series 1 warrants to purchase up to an aggregate 8,299,116 shares of common stock, with an exercise price of $1.76 per share and expiring on July 19, 2017, and (iv) an aggregate of 7,660,722 Series 2 warrants to purchase up to an aggregate of 7,660,722 shares of common stock, with an exercise price of $1.76 per share and expiring on July 19, 2017. In addition, we assumed an option to purchase an aggregate of 41,178 shares of common stock at an exercise price of $0.994 per share, in exchange for the outstanding and unexercised stock option to purchase shares of Innovate/Protect’s common stock.

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As a result of the consummation of the Merger, as of the closing date, the former stockholders of Innovate/Protect own approximately 55.04% of the outstanding shares of our common stock (or 67.61% of the outstanding shares of our common stock calculated on a fully diluted basis) and our stockholders prior to the Merger own approximately 44.96% of the outstanding shares of our common stock (or 32.39% of the outstanding shares of our common stock calculated on a fully diluted basis) and a change of control may be deemed to have occurred.

For accounting purposes, the Merger is treated as a “reverse acquisition” and Innovate/Protect is considered the accounting acquirer. Accordingly, Innovate/Protect will be reflected as the predecessor and acquirer in our financial statements. Our financial statements will reflect the historical financial statements of Innovate/Protect as our historical financial statements, except for the legal capital which will reflect Vringo's legal capital (common stock).

The financial statements appearing in our Annual Report on Form 10-K, and which are incorporated by reference in this document do not reflect this adjustment, and include the historical financial information of Vringo. The Forms 8-K incorporated by reference herein include both financial information of Innovate/Protect as well as pro forma information intended to show how the Merger might have affected historical financial statements if the Merger had been completed on June 8, 2011, for the purposes of the statements of operations, and March 31, 2012, and December 31, 2011, for the purposes of the balance sheet.

About Vringo

We provide a range of software products for mobile video entertainment, personalization and mobile social applications. Our comprehensive software platforms include applications that allow users to: (i) create, download and share mobile video entertainment content in the form of video ringtones for mobile phones, (ii) create social picture ringtone and ringback content in the form of animated slideshows sourced from their friends’ social networks, (iii) create ReMixed video clips from artists and branded content, and (iv) utilize Fan Loyalty mobile applications for contestant based reality TV shows. Our applications and services have been launched with ten carriers in eight markets. The billing integrations that we have with these operators are of significant strategic value to our operations. In addition, we have deals in place with two of the four largest handset makers in the world. We also believe that social network information and updates will be shared regularly when friends regularly communicate by voice and by text. Our video ringtone solutions and other mobile social and video applications, which encompass a suite of mobile and PC-based tools, enable users to create, download and share video and other social content with ease as part of the normal communication process, and provide our business partners with a consumer-friendly and easy-to-integrate monetization platform. While our current portfolio of applications and services represents what we believe to be cutting edge mobile technology that can work across many operating systems, we recognize that the pace at which the mobile landscape is changing has increased and the two most dominant operating systems are Google’s Android and Apple’s iOS. Moving forward, we intend to develop additional applications and services for these two key operating systems, as well as other dominant smartphone operating systems that may emerge. We believe that we can leverage our existing distribution and relationships to promote apps and services for these two operating systems.

 To date, we have developed four different mobile video, personalization and mobile social application platforms:

•	Video Ringtones - our original product platform that allows users to create, download and share mobile entertainment content in the form of video ringtones for mobile phones;
•	Facetones - a visual ringtone experience based on social network pictures from a user’s friends;
•	Video ReMix - an application that allows a user to create his or her own music video by tapping on a smartphone or tablet, in partnership with music artists and brands; and
•	Fan Loyalty - a platform that allows users to obtain video and video ringtones, view information on certain reality television series and stars and vote for contestants.

To develop these platforms, we have leveraged our existing technology, intellectual property and our extensive experience with mobile video, personalization and social applications.

About Innovate/Protect, Inc.

 Innovate/Protect is the owner of patent assets acquired from Lycos (the “Lycos Patents”), one of the largest search engine websites of its kind in the mid-late 1990s, with technologies that remain critical to current search platforms. In September 2011, Innovate/Protect through its subsidiary, I/P Engine, initiated a patent infringement lawsuit in the United States District Court for the Eastern District of Virginia against Google, Inc., AOL, Inc., IAC Search & Media, Inc., Gannett Company, Inc. and Target Corporation for unlawfully using systems that incorporate features claimed in two patents owned by I/P Engine. The patents relate to relevance search technology that is used in the search engine industry to produce better search results, and has also become the dominant technology used in search advertising to position high-quality advertisements. Through the strategic combination with Innovate/Protect, we expect to substantially increase our intellectual property portfolio, add significant talent in technological innovation, and be positioned to potentially enhance our opportunities for revenue generation through the monetization of the combined company’s assets.

 Innovate/Protect’s Initial Litigation

As one of the means of realizing the value of the Lycos Patents, on September 15, 2011, Innovate/Protect initiated (through I/P Engine) litigation in the United States District Court, Eastern District of Virginia, against AOL, Inc., Google, Inc., IAC Search & Media, Inc., Gannett Company, Inc., and Target Corporation for patent infringement regarding two of the Lycos Patents (U.S. Patent Nos. 6,314,420 and 6,775,664). The case number is 2:11 CV 512-RAJ/FBS, and is pending in the Norfolk Division.

  The court docket for the case, including the parties’ briefs, is publicly available on the Public Access to Court Electronic Records website (“PACER”), www.pacer.gov, which is operated by the Administrative Office of the U.S. Courts.

As described above, the asserted patents relate to relevance filtering technology used in the search engine industry to place high quality advertisements in the best positions on websites and thereby maximizing the potential for generating substantial advertising revenue to the website owner. In this lawsuit, Innovate/Protect alleges that the defendants have used, and continue to use, search and search advertising systems that infringe upon Innovate/Protect’s relevant filtering patents. Innovate/Protect is seeking unspecified compensatory damages, past and future, amounting to no less than reasonable royalties, and attorneys’ fees.

The complaint states that the accused systems use the patented technology by filtering and presenting search and search advertising results based on a combination of (i) an item’s content relevance to a search query; and (ii) click-through rates from prior users relative to that item. For example, the complaint alleges that Google has adopted the patented technology with its use of Quality Score. Google’s search advertising systems filter advertisements by using Quality Score, which is a combination of an advertisement’s content relevance to a search query (e.g., the relevance of the keyword and the matched advertisement to the search query), and click-through rates from prior users relative to that advertisement (e.g., the historical click-through rate of the keyword and matched advertisement).

  The complaint alleges that, after adopting the patented technology, Google’s market share significantly grew and its profits from search advertising considerably outpaced those of other pay per click advertising providers. Google also allows third party publishers, for example AOL, IAC, Target and Gannett Media, to display advertising search results in response to search queries made on the third party websites.

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  On November 4, 2011, I/P Engine entered into a stipulation with all of the defendants, which provided, among other things, that: (i) I/P Engine would provide the defendants with a preliminary identification of the asserted claims, and representative claim charts, (ii) the defendants would provide an initial production of technical documents; and (iii) the defendants would not move or otherwise seek to transfer or sever any party from the action, or otherwise assert that the Eastern District of Virginia is inconvenient for any reason.

  The defendants filed their answers to the complaint on November 14, 2011, and also asserted declaratory judgment counterclaims of non-infringement and invalidity. On November 28, 2011, all defendants (except AOL, which asserted no such allegation) amended their counterclaims to remove an allegation of unenforceability. On December 5, 2011, I/P Engine filed answers to AOL’s counterclaims. On December 9, 2011, I/P Engine filed answers to the counterclaims of the remaining defendants.

  On February 15, 2012, the Court entered a scheduling order in the case setting the claim construction hearing for June 4, 2012 and trial for October 16, 2012. The claim construction hearing is commonly referred to as a Markman hearing after the Supreme Court case that explained the process by which courts must determine the meaning of particular terms or phrases with the claims asserted in the patent-in-suit. The claims in a patent are what determine the scope of the patent’s right to exclude infringing technology. Each claim comprises a set of limitations: specific terms or phrases that define the technology covered by the claim. The parties will apply that claim construction when presenting the case to the jury.

  On March 15, 2012, Google submitted a request to the USPTO for ex parte reexamination of U.S. Patent No. 6,314,420, one of the two patents-in-suit. The request was deposited on March 16, 2012 and was assigned Control No. 90/009,991. Innovate/Protect expected Google to seek reexamination and believes this request is a standard and typical tactic used by defendants in patent litigation cases. The filing of a request for reexamination is the first step in a process that ordinarily takes several years. On April 26, 2012, the USPTO vacated Google’s request for ex parte reexamination for failing to follow to the requirements set forth in the USPTO’s regulations. On May 24, 2012, Google submitted their request to the USPTO. This resubmission purports to address the issues identified by the USPTO. On July 18, 2012 the USPTO issued a determination ordering a reexamination. Google’s request has not resulted in any delay of the dates set out in the Court's scheduling order dated February 15, 2012.

  Discovery has commenced; the parties have served and responded to written discovery requests and have produced documents. Further discovery, including depositions, is expected to occur in the next few months. Near the end of discovery, the parties will exchange expert reports. Innovate/Protect expects that defendants will make several attempts to avoid trial.

  Within the Markman, or claim construction process, the court reviewed the parties competing definitions for specific terms within the asserted claims. Both parties submitted two rounds of briefing to the court that provided arguments for their proposed definitions. The opening claim construction briefs were filed on April 12, 2012, and the responsive claim construction briefs were filed on May 3, 2012. At the Markman hearing on June 4, 2012, the court heard arguments from both sides in support of their positions. On June 15, 2012, the court issued a Memorandum Opinion & Order providing binding definitions for the contested terms. The court’s definitions to the patent claims established the boundary markings of the claimed technology and inform both parties’ expert reports and testimony as well as the parties’ arguments to the jury. The court’s Memorandum Opinion & Order construing the contested terms is publicly available on the Public Access to Court Electronic Records (PACER) electronic public access service at http://www.pacer.uscourts.gov/, and was also filed by Vringo with the Securities and Exchange Commission.

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Corporate Information

Vringo is headquartered in New York, New York and was incorporated in Delaware in 2006. Vringo’s principal offices are located at 44 West 28th Street, Suite 1414, New York, New York 10001 and its telephone number is (646) 525-4319. Vringo’s principal website is www.vringo.com. The information on or that can be accessed through Vringo’s website is not part of this prospectus. Vringo’s common stock is listed on the NYSE MKT and trades under the symbol “VRNG.”

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RISK FACTORS

Investing in our securities involves significant risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors set forth below, together with all of the other information contained or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K on file with the SEC, all of which are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

Risks Relating to the Merger

The failure to integrate successfully the businesses of Vringo and Innovate/Protect in the expected timeframe could adversely affect the combined company’s future results following the completion of the Merger.

The success of the Merger will depend, in large part, on the ability of the combined company to realize the anticipated benefits from combining the businesses of Vringo and Innovate/Protect.

The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the combined company’s failure to achieve some or all of the anticipated benefits of the Merger.

Potential difficulties that may be encountered in the integration process include the following:

•	using the combined company’s cash and other assets efficiently to develop the business of the combined company;

•	appropriately managing the liabilities of the combined company;

•	potential unknown or currently unquantifiable liabilities associated with the Merger and the operations of the combined company;

•	potential unknown and unforeseen expenses, delays or regulatory conditions associated with the Merger; and

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the Merger and integrating the companies’ operations.

We may not realize the potential value and benefits created by the Merger.

The success of the Merger will depend, in part, on our ability to realize the expected potential value and benefits created from integrating Vringo’s existing business with Innovate/Protect’s business, which includes the maximization of the economic benefits of the combined company’s intellectual property portfolio. The integration process may be complex, costly, and time-consuming. The difficulties of integrating the operations of Innovate/Protect’s business could include, among others:

•	failure to implement our business plan for the combined business;
•	unanticipated issues in integrating the business of both companies;
•	potential lost sales and customers if any customer of Vringo decides not to do business with us after the Merger;
•	loss of key employees with knowledge of Vringo’s historical business and operations;
•	unanticipated changes in applicable laws and regulations; and
•	other unanticipated issues, expenses, or liabilities that could impact, among other things, our ability to realize any expected benefits on a timely basis, or at all.

We may not accomplish the integration of Vringo’s and Innovate/Protect’s businesses smoothly, successfully, or within the anticipated costs or time frame. The diversion of the attention of management from our current operations to the integration effort and any difficulties encountered in combining businesses could prevent us from realizing the full expected potential value and benefits to result from the Merger and could adversely affect our business. In addition, the integration efforts could divert the focus and resources of our management from other strategic opportunities and operational matters during the integration process.

We will be dependent on certain key personnel, and the loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

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Our success and future prospects largely depend on the skills, experience and efforts of our key personnel, including Andrew D. Perlman, our Chief Executive Officer, and Andrew Kennedy Lang, our Chief Technology Officer and President. The loss of Messrs. Perlman or Lang or other executives of our company, or our failure to retain other key personnel, would jeopardize our ability to execute our strategic plan and materially harm our business.

The Merger resulted in changes to our board of directors and we may pursue different strategies than either Vringo or Innovate/Protect may have pursued independently.

The composition of our board of directors has changed in accordance with the Merger Agreement. Following the completion of the Merger, our board of directors now consists of seven members, including Seth M. Siegel, as Chairman, Andrew D. Perlman, John Engelman, Andrew Kennedy Lang, Alexander R. Berger, Donald E. Stout and H. Van Sinclair. Currently, it is anticipated that we will maximize the economic benefits of our intellectual property portfolio, add significant talent in technological innovation and potentially enhance our opportunities for revenue generation through the monetization of our company’s assets. However, because the composition of our board of directors will consist of directors from both Vringo and Innovate/Protect, we may determine to pursue certain business strategies that neither Vringo nor Innovate/Protect would have pursued independently.

Ownership of our common stock may be highly concentrated, and it may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause our stock price to decline.

After giving effect to the Merger, our executive officers and directors beneficially own or control approximately 38.4% of our company. Accordingly, these executive officers and directors, acting individually or as a group, will have substantial influence over the outcome of a corporate action requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transaction. These stockholders may also exert influence in delaying or preventing a change in control of our company, even if such change in control would benefit our other stockholders. In addition, the significant concentration of stock ownership may adversely affect the market value of our common stock due to investors’ perception that conflicts of interest may exist or arise.

Our success will depend in part on relationships with third parties, which relationships may be affected by third-party preferences or public attitudes about the Merger. Any adverse changes in these relationships could adversely affect our business, financial condition, or results of operations.

Our success will be dependent on our ability to maintain and renew the business relationships of both Vringo and Innovate/Protect and to establish new business relationships. There can be no assurance that our management will be able to maintain such business relationships, or enter into or maintain new business contracts and other business relationships, on acceptable terms, if at all. The failure to maintain important business relationships could have a material adverse effect on our business, financial condition, or results of operations.

Our future results may differ materially from the unaudited pro forma financial statements presented in connection with the Merger and the financial forecasts prepared by Vringo and Innovate/Protect in connection with discussions concerning the Merger.

Our future results may be materially different from those shown in the unaudited pro forma combined financial statements prepared in connection with the Merger, which show only a combination of the historical results of Vringo and Innovate/Protect prepared by Vringo and Innovate/Protect in connection with discussions concerning the Merger. We expect to incur significant costs associated with the completion of the Merger and combining the operations of the two companies. The exact magnitude of these costs are not yet known, but are estimated to be approximately $0.9 million. Furthermore, these costs may decrease the capital that we could use for continued development of our business in the future or may cause us to seek to raise new capital sooner than expected.

We will require additional capital to support our present business plan and our anticipated business growth, and such capital may not be available on acceptable terms, or at all, which would adversely affect our ability to operate.

Based on our current operating plans, the current resources of the combined company, together with existing funding commitments, are expected to be sufficient to fund its planned operations at least for the coming twelve months. We may need to raise additional funds in connection with any acquisitions of patent portfolios or other intellectual property assets that we pursue. Any such financing that we undertake will likely be dilutive to Vringo’s current stockholders.

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On June 1, 2012, Hudson Bay committed, subject to the terms and conditions of a commitment letter agreement, that, at any time within 18 months following the closing of the Merger and upon the request of Innovate/Protect, it, or, at its election, one or more of its affiliated funds or entities shall provide debt financing to Innovate/Protect in the aggregate principal amount of up to $6,000,000. Hudson Bay’s commitment shall be reduced, on a dollar for dollar basis, by (i) any cash or capital raised by any of the Vringo entities, including, without limitation, through the issuance of any debt, equity and/or securities convertible, exercisable or exchangeable into equity of any of the Vringo entities or the incurrence of indebtedness by any of the Vringo entities and (ii) any cash received by any Vringo entity in connection with the exercise of any of its outstanding warrants. Any such financing provided under such facility will be in the form of senior secured notes at an interest rate of the greater of (i) LIBOR plus 300 basis points and (ii) 8% per annum with a maturity of seven years after issuance. In addition, both Innovate/Protect and the holder of the notes will be able to require redemption of all or any portion of the Notes at any time after 18 months following the consummation of the Merger, subject to an interest make-whole through maturity. In addition to other covenants to be mutually agreed between Innovate/Protect and Hudson Bay, the Vringo entities will not spend cash during any calendar quarter while any notes are outstanding at a rate greater than the amount specified in the capital budget of Vringo and its subsidiaries, prepared on a combined basis, agreed to by Hudson Bay, without the prior written consent of Hudson Bay. The obligations of Hudson Bay or any of its affiliated funds under the commitment letter agreement will be subject to certain conditions set forth in the commitment letter agreement and will terminate as described below. Such obligations, when incurred, will be guaranteed by each of the Vringo entities and secured by a first priority lien on all assets of the Vringo entities. Although the combined company has access to up to $6,000,000 of financing under this facility if it meets the conditions to the commitment, it intends not to draw down any amounts under this facility and instead will attempt to raise additional capital through equity or equity-linked financings as well as through the exercise of its outstanding warrants.

We intend to continue to make investments to support our business growth, including patent or other intellectual property asset creation. In addition, we may also need additional funds to respond to business opportunities and challenges, including our ongoing operating expenses, protecting our assets, satisfying debt payment obligations, developing new lines of business and enhancing our operating infrastructure. While we will need to seek additional funding, we may not be able to obtain financing on acceptable terms, or at all. In addition, the terms of our financings may be dilutive to, or otherwise adversely affect, holders of our common stock. We may also seek additional funds through arrangements with collaborators or other third parties. We may not be able to negotiate arrangements on acceptable terms, if at all. If we are unable to obtain additional funding on a timely basis, we may be required to curtail or terminate some or all of our business plans.

In addition, the rights of the holders of Vringo preferred stock could adversely affect the combined company’s ability to raise additional funds, in particular, because the Vringo preferred stock contains a covenant prohibiting Vringo, for a period of 18 months following the closing, from incurring indebtedness senior to the Vringo preferred stock in excess of $6 million in the aggregate (including the then outstanding principal amount of existing Innovate/Protect indebtedness); provided, that, this covenant shall not apply to indebtedness secured by assets of Vringo acquired after the closing in which the lender expressly subordinates to the holder of the Vringo preferred stock. As of June 30, 2012, the indebtedness of Vringo and Innovate/Protect were zero and $3.2 million, respectively. Therefore, following the consummation of the Merger, Vringo may incur up to $2.8 million of debt senior to the Vringo preferred stock without violating the provisions of the Vringo preferred stock (in addition to any amounts up to $6,000,000 that may be drawn down by Innovate/Protect under the Hudson Bay debt facility).

Our business and financial condition could be constrained by the debt incurred in connection with the Merger.

On July 19, 2012, in connection with the consummation of the Merger and in accordance with the Merger Agreement, Vringo entered into an Amended and Restated Pledge and Security Agreement and an Amended and Restated Guaranty with each of its subsidiaries to guaranty the obligations of Innovate/Protect under that certain Amended and Restated Senior Secured Promissory Note (the “Secured Note”), dated July 19, 2012, by and between Innovate/Protect and Hudson Bay. As of the Closing Date, the outstanding balance under the Secured Note was $3.2 million. The Secured Note accrues interest at 0.46% per annum and matures on June 22, 2013. From and after the date upon which (i) Vringo and its subsidiaries have more than $15,000,000 in the aggregate of cash and cash equivalents, Hudson Bay may require Vringo to redeem up to 50% of the outstanding principal amount of the Secured Note, (ii) Vringo and its subsidiaries have more than $20,000,000 in the aggregate of cash and cash equivalents, Hudson Bay may require Vringo to redeem up to 100% of the outstanding principal of the Secured Note, and (iii) Vringo and its subsidiaries receive proceeds in excess of $500,000 in the aggregate from the issuance of any equity or indebtedness, Hudson Bay may require Vringo to redeem the outstanding principal under the note in an amount equal to up to 20% of the proceeds of the issuance of any such equity or indebtedness. In addition, the Secured Note provides that in the event of a change of control, Hudson Bay may require Vringo to redeem all or any portion of the Secured Note at a price in cash equal to 125% of the amount redeemed. Innovate/Protect has granted Hudson Bay a security interest in all of its tangible and intangible personal property (including the Lycos’s patents) to secure its obligations under the Secured Note. In connection with the Merger, Vringo assumed the Secured Note and guarantied the obligations thereunder.

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In addition, on June 1, 2012, Hudson Bay committed, subject to the terms and conditions of a commitment letter agreement, that, at any time within 18 months following the closing of the Merger and upon the request of Innovate/Protect, it or, at its election, one or more of its affiliated funds or entities shall provide debt financing to Innovate/Protect in the aggregate principal amount of up to $6,000,000. Hudson Bay’s commitment shall be reduced, on a dollar for dollar basis, as described above. Any such financing provided under such facility will be in the form of senior secured notes at an interest rate of the greater of (i) LIBOR plus 300 basis points and (ii) 8% per annum with a maturity of seven years after issuance. In addition, both Innovate/Protect and the holder of the notes will be able to require redemption of all or any portion of the Notes at any time after 18 months following the consummation of the Merger, subject to an interest make-whole through maturity. In addition to other covenants to be mutually agreed between Innovate/Protect and Hudson Bay, the Vringo entities will not spend cash during any calendar quarter while any notes are outstanding at a rate greater than the amount specified in the capital budget of Vringo and its subsidiaries, prepared on a combined basis, agreed to by Hudson Bay, without the prior written consent of Hudson Bay. The obligations of Hudson Bay or any of its affiliated funds under the commitment letter agreement will be subject to certain conditions set forth in the commitment letter agreement and will terminate automatically and immediately upon the earlier to occur of (a) the termination of the Merger Agreement pursuant to its terms, (b) any default under or acceleration prior to maturity of any indebtedness of any Vringo entity, (c) the failure of any Vringo entity to satisfy any of the conditions set forth in the commitment letter agreement, (d) any event, which, if occurring prior to the closing of the Merger, would have resulted in the failure of the conditions set forth in Section 6.2(f) (Litigation) and 6.2(j) (Patents) of the Merger Agreement to be satisfied, (e) upon written notice to terminate the commitment letter agreement delivered by Innovate/Protect to Hudson Bay or (f) 18 months after the consummation of the Merger.

In connection with the Merger, Vringo guaranteed the senior secured note and any financing drawn down under new facility. This could have a material adverse effect on our financial condition following the Merger, including limiting our ability to incur additional indebtedness, limiting our available funds for future operations and making us vulnerable to economic or industry downturns.

The price of our common stock following the Merger may be affected by factors different from those previously affecting the shares of Vringo.

Upon completion of the Merger, holders of Innovate/Protect capital stock became holders of Vringo common stock and preferred stock. The business of Vringo differs from the business of Innovate/Protect and, accordingly, our results of operations and the trading price of our common stock following the completion of the Merger may be significantly affected by factors different from those previously affecting the independent results of operations of Vringo because the combined company will be conducting activities not undertaken by Vringo prior to the completion of the Merger.

Material weaknesses may exist when we report on the effectiveness of our internal control over financial reporting for purposes of our reporting requirements.

Prior to the Merger, Innovate/Protect was not subject to most provisions of Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). Therefore, Innovate/Protect’s management and independent registered public accounting firm did not perform an evaluation of Innovate/Protect’s internal control over financial reporting as of December 31, 2011 in accordance with the provisions of Sarbanes-Oxley. Following the completion of the Merger, we will be required to provide management’s report on internal control over financial reporting in our Annual Report on Form 10-K for the year ending December 31, 2012, as required by Section 404 of Sarbanes-Oxley. Material weaknesses may exist when we report on the effectiveness of our internal control over financial reporting for purposes of our reporting requirements under the Exchange Act or Section 404 of Sarbanes-Oxley. The existence of one or more material weaknesses would preclude a conclusion that we maintain effective internal control over financial reporting. Such a conclusion would be required to be disclosed in our future Annual Reports on Form 10-K and could impact the accuracy and timing of our financial reporting and the reliability of our internal control over financial reporting, which could harm our reputation and cause the market price of our common stock to drop.

We do not expect to pay cash dividends on our common stock.

We anticipate that the combined company will retain its earnings, if any, for future growth and therefore do not anticipate paying cash dividends on our common stock in the future. Investors seeking cash dividends should not invest in our common stock for that purpose.

Anti-takeover provisions in our charter and bylaws may prevent or frustrate attempts by stockholders to change the board of directors or current management and could make a third-party acquisition of our company difficult.

Our certificate of incorporation and bylaws contains provisions that may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

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Risks Related to Innovate/Protect’s Business

Innovate/Protect’s limited operating history makes it difficult to evaluate its current business and future prospects.

Innovate/Protect is a development stage company and has generated no revenue to date and has only incurred expenses. Innovate/Protect was incorporated in June 2011, at which time it acquired its first and only patent assets. To date, Innovate/Protect’s business has consisted entirely of prosecution of the Litigation. Innovate/Protect’s efforts to license existing patents and develop new patents are still in development. Therefore, Innovate/Protect not only has a very limited operating history, but also a very limited track record in executing its business model which includes, among other things, creating, prosecuting, licensing, litigating or otherwise monetizing its patent assets. Innovate/Protect limited operating history makes it difficult to evaluate its current business model and future prospects.

In light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development with no operating history, there is a significant risk that Innovate/Protect will not be able to:

•	implement or execute its current business plan, or demonstrate that its business plan is sound; and/or

•	raise sufficient funds in the capital markets to effectuate its business plan.

If Innovate/Protect cannot execute any one of the foregoing or similar matters relating to its operations, its business may fail.

Innovate/Protect is presently reliant exclusively on the patent assets it acquired at its formation. If Innovate/Protect is unable to license or otherwise monetize such assets and generate revenue and profit through those assets or by other means, there is a significant risk that Innovate/Protect’s business would fail.

At Innovate/Protect’s formation in June 2011, Innovate/Protect acquired a portfolio of patent assets from Lycos that Innovate/Protect plans to license or otherwise monetize. If Innovate/Protect’s efforts to generate revenue from such assets fail, Innovate/Protect will have incurred significant losses and may be unable to acquire additional assets. If this occurs, Innovate/Protect’s business would likely fail.

Innovate/Protect has commenced legal proceedings against the owners of certain online search engines and other companies, and Innovate/Protect expects such litigation to be time-consuming and costly, which may adversely affect Innovate/Protect’s financial condition and its ability to operate its business.

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To license or otherwise monetize the patent assets Innovate/Protect acquired from Lycos, Innovate/Protect has commenced legal proceedings against the owners of online search engines and other companies (including AOL, Inc., Google, Inc., IAC Search & Media, Inc., Gannett Company, Inc., and Target Corporation) pursuant to which Innovate/Protect alleges that such companies infringe on one or more of Innovate/Protect’s patents. Innovate/Protect’s viability is highly dependent on the outcome of this litigation, and there is a risk that Innovate/Protect may be unable to achieve the results it desires from such litigation, which failure would harm Innovate/Protect’s business to a great degree. In addition, the defendants in this litigation are much larger than Innovate/Protect and have substantially more resources than Innovate/Protect does, which could make Innovate/Protect’s litigation efforts more difficult.

Innovate/Protect anticipates that these legal proceedings may continue for several years and may require significant expenditures for legal fees and other expenses. Disputes regarding the assertion of patents and other intellectual property rights are highly complex and technical. Once initiated, Innovate/Protect may be forced to litigate against others to enforce or defend Innovate/Protect’s intellectual property rights or to determine the validity and scope of other parties’ proprietary rights. The defendants or other third parties involved in the lawsuits in which Innovate/Protect is involved may allege defenses and/or file counterclaims in an effort to avoid or limit liability and damages for patent infringement. If such defenses or counterclaims are successful, they may preclude Innovate/Protect’s ability to derive licensing revenue from the patents. A negative outcome of any such litigation, or one or more claims contained within any such litigation, could materially and adversely impact Innovate/Protect’s business. Additionally, Innovate/Protect anticipates that its legal fees and other expenses will be material and will negatively impact Innovate/Protect’s financial condition and results of operations and may result in its inability to continue its business. Innovate/Protect estimates that its legal fees over the next twelve months will be approximately $2.9 million. Expenses thereafter are dependent on the outcome of the Litigation; in the event the case is appealed, legal fees over the course of the subsequent twelve months would be approximately $1.2 million. Innovate/Protect’s failure to monetize its patent assets would significantly harm its business.

While Innovate/Protect believes that the patents acquired from Lycos are infringed by the defendants in the litigation, there is a risk that a court will find the patents invalid, not infringed or unenforceable and/or that the U.S. Patent Office will either invalidate the patents or materially narrow the scope of their claims during the course of a re-examination. In addition, even with a positive trial court verdict, the patent may be invalidated, found not infringed or rendered unenforceable on appeal. This risk may occur either presently in Innovate/Protect’s initial litigation or from time to time in connection with future litigations Innovate/Protect may bring. If this were to occur, it would have a material adverse effect on the viability of its company and its operations.

Innovate/Protect believes that certain online search engines infringe on at least two of its patents, but recognizes that obtaining and collecting a judgment against such infringers may be difficult or impossible. Patent litigation is inherently risky and the outcome is uncertain. Some of the parties Innovate/Protect believes infringe on Innovate/Protect’s patents are large and well-financed companies with substantially greater resources than Innovate/Protect. Innovate/Protect believes that these parties would devote a substantial amount of resources in an attempt to avoid or limit a finding that they are liable for infringing Innovate/Protect’s patents or, in the event liability is found, to avoid or limit the amount of associated damages. In addition there is a risk that these parties may file re-examinations or other proceedings with the USPTO or other government agencies in an attempt to invalidate, narrow the scope or render unenforceable the patents Innovate/Protect acquired from Lycos.

At this time, Innovate/Protect cannot predict the outcome of such potential litigation or administrative action, and if Innovate/Protect is unsuccessful in its litigation efforts for any reason, Innovate/Protect’s business would be significantly harmed.

Moreover, in connection with any of Innovate/Protect’s present or future patent enforcement actions, it is possible that a defendant may request and/or a court may rule that Innovate/Protect has violated statutory authority, regulatory authority, federal rules, local court rules, or governing standards relating to the substantive or procedural aspects of such enforcement actions. In such event, a court may issue monetary sanctions against Innovate/Protect or its operating subsidiaries or award attorneys’ fees and/or expenses to one or more defendants, which could be material, and if Innovate/Protect or its subsidiaries are required to pay such monetary sanctions, attorneys’ fees and/or expenses, such payment could materially harm Innovate/Protect’s operating results and its financial position.

In addition, it is difficult in general to predict the outcome of patent enforcement litigation at the trial level. There is a higher rate of appeals in patent enforcement litigation than more standard business litigation. Such appeals are expensive and time-consuming, and the outcomes of such appeals are sometimes unpredictable, resulting in increased costs and reduced or delayed revenue.

Finally, Innovate/Protect believes that the more prevalent patent enforcement actions become, the more difficult it will be for Innovate/Protect to license its patents without engaging in litigation. As a result, Innovate/Protect may need to increase the number of its patent enforcement actions to cause infringing companies to license the patent or pay damages for lost royalties. This will adversely affect Innovate/Protect’s operating results due to the high costs of litigation and the uncertainty of the results.

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Innovate/Protect may seek to internally develop additional new inventions and intellectual property, which would take time and would be costly. Moreover, the failure to obtain or maintain intellectual property rights for such inventions would lead to the loss of Innovate/Protect’s investments in such activities.

Members of our management team have significant experience as inventors. As such, part of Innovate/Protect’s business may include the internal development of new inventions or intellectual property that Innovate/Protect will seek to monetize. However, this aspect of Innovate/Protect’s business would likely require significant capital and would take time to achieve. Such activities could also distract our management team from its present business initiatives, which could have a material and adverse effect on Innovate/Protect’s business. There is also the risk that Innovate/Protect’s initiatives in this regard would not yield any viable new inventions or technology, which would lead to a loss of Innovate/Protect’s investments in time and resources in such activities.

In addition, even if Innovate/Protect is able to internally develop new inventions, in order for those inventions to be viable and to compete effectively, Innovate/Protect would need to develop and maintain, and it would heavily rely on, a proprietary position with respect to such inventions and intellectual property. However, there are significant risks associated with any such intellectual property Innovate/Protect may develop principally including the following:

•	patent applications Innovate/Protect may file may not result in issued patents or may take longer than Innovate/Protect expects to result in issued patents;

•	Innovate/Protect may be subject to interference proceedings;

•	Innovate/Protect may be subject to opposition proceedings in the U.S. or foreign countries;

•	any patents that are issued to Innovate/Protect may not provide meaningful protection;

•	Innovate/Protect may not be able to develop additional proprietary technologies that are patentable;

•	other companies may challenge patents issued to Innovate/Protect;

•	other companies may have independently developed and/or patented (or may in the future independently develop and patent) similar or alternative technologies, or duplicate Innovate/Protect’s technologies;

•	other companies may design around technologies Innovate/Protect has developed; and

•	enforcement of Innovate/Protect’s patents would be complex, uncertain and very expensive.

Innovate/Protect cannot be certain that patents will be issued as a result of any future applications, or that any of Innovate/Protect’s patents, once issued, will provide Innovate/Protect with adequate protection from competing products. For example, issued patents may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope. In addition, since publication of discoveries in scientific or patent literature often lags behind actual discoveries, Innovate/Protect cannot be certain that it will be the first to make its additional new inventions or to file patent applications covering those inventions. It is also possible that others may have or may obtain issued patents that could prevent Innovate/Protect from commercializing Innovate/Protect’s products or require Innovate/Protect to obtain licenses requiring the payment of significant fees or royalties in order to enable Innovate/Protect to conduct its business. As to those patents that Innovate/Protect may license or otherwise monetize, Innovate/Protect’s rights will depend on maintaining its obligations to the licensor under the applicable license agreement, and Innovate/Protect may be unable to do so. Innovate/Protect’s failure to obtain or maintain intellectual property rights for Innovate/Protect’s inventions would lead to the loss Innovate/Protect’s investments in such activities, which would have a material and adverse effect on Innovate/Protect’s company.

Moreover, patent application delays could cause delays in recognizing revenue from Innovate/Protect’s internally generated patents and could cause Innovate/Protect to miss opportunities to license patents before other competing technologies are developed or introduced into the market.

New legislation, regulations or court rulings related to enforcing patents could harm Innovate/Protect’s business and operating results.

If Congress, the United States Patent and Trademark Office or courts implement new legislation, regulations or rulings that impact the patent enforcement process or the rights of patent holders, these changes could negatively affect Innovate/Protect’s business model. For example, limitations on the ability to bring patent enforcement claims, limitations on potential liability for patent infringement, lower evidentiary standards for invalidating patents, increases in the cost to resolve patent disputes and other similar developments could negatively affect Innovate/Protect’s ability to assert its patent or other intellectual property rights.

In addition, on September 16, 2011, the Leahy-Smith America Invents Act (or the Leahy-Smith Act), was signed into law. The Leahy-Smith Act includes a number of significant changes to United States patent law. These changes include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. The U.S. Patent Office is currently developing regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act will not become effective until one year or 18 months after its enactment. Accordingly, it is too early to tell what, if any, impact the Leahy-Smith Act will have on the operation of Innovate/Protect’s business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of Innovate/Protect’s issued patents, all of which could have a material adverse effect on Innovate/Protect’s business and financial condition.

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Further, and in general, it is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become enacted as laws. Compliance with any new or existing laws or regulations could be difficult and expensive, affect the manner in which Innovate/Protect conducts its business and negatively impact Innovate/Protect’s business, prospects, financial condition and results of operations.

Innovate/Protect’s acquisitions of patent assets may be time consuming, complex and costly, which could adversely affect Innovate/Protect’s operating results.

Acquisitions of patent or other intellectual property assets, which are and will be critical to Innovate/Protect’s business plan, are often time consuming, complex and costly to consummate. Innovate/Protect may utilize many different transaction structures in its acquisitions and the terms of such acquisition agreements tend to be heavily negotiated. As a result, Innovate/Protect expects to incur significant operating expenses and will likely be required to raise capital during the negotiations even if the acquisition is ultimately not consummated. Even if Innovate/Protect is able to acquire particular patent assets, there is no guarantee that Innovate/Protect will generate sufficient revenue related to those patent assets to offset the acquisition costs. While Innovate/Protect will seek to conduct confirmatory due diligence on the patent assets Innovate/Protect is considering for acquisition, Innovate/Protect may acquire patent assets from a seller who does not have proper title to those assets. In those cases, Innovate/Protect may be required to spend significant resources to defend Innovate/Protect’s interest in the patent assets and, if Innovate/Protect is not successful, its acquisition may be invalid, in which case Innovate/Protect could lose part or all of its investment in the assets.

Innovate/Protect may also identify patent or other intellectual property assets that cost more than Innovate/Protect is prepared to spend with its own capital resources. Innovate/Protect may incur significant costs to organize and negotiate a structured acquisition that does not ultimately result in an acquisition of any patent assets or, if consummated, proves to be unprofitable for Innovate/Protect. These higher costs could adversely affect Innovate/Protect’s operating results, and if Innovate/Protect incurs losses, the value of its securities will decline.

In addition, Innovate/Protect may acquire patents and technologies that are in the early stages of adoption in the commercial, industrial and consumer markets. Demand for some of these technologies will likely be untested and may be subject to fluctuation based upon the rate at which Innovate/Protect’s licensees will adopt its patents and technologies in their products and services. As a result, there can be no assurance as to whether technologies Innovate/Protect acquires or develops will have value that it can monetize.

In certain acquisitions of patent assets, Innovate/Protect may seek to defer payment or finance a portion of the acquisition price. This approach may put Innovate/Protect at a competitive disadvantage and could result in harm to Innovate/Protect’s business.

Innovate/Protect has limited capital and may seek to negotiate acquisitions of patent or other intellectual property assets where Innovate/Protect can defer payments or finance a portion of the acquisition price. These types of debt financing or deferred payment arrangements may not be as attractive to sellers of patent assets as receiving the full purchase price for those assets in cash at the closing of the acquisition. As a result, Innovate/Protect might not compete effectively against other companies in the market for acquiring patent assets, many of whom have greater cash resources than Innovate/Protect has. In addition, any failure to satisfy Innovate/Protect’s debt repayment obligations may result in adverse consequences to its operating results.

Any failure to maintain or protect Innovate/Protect’s patent assets or other intellectual property rights could significantly impair its return on investment from such assets and harm Innovate/Protect’s brand, its business and its operating results.

Innovate/Protect’s ability to operate its business and compete in the intellectual property market largely depends on the superiority, uniqueness and value of Innovate/Protect’s acquired patent assets and other intellectual property. To protect Innovate/Protect’s proprietary rights, Innovate/Protect relies on and will rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with its employees and third parties, and protective contractual provisions. No assurances can be given that any of the measures Innovate/Protect undertakes to protect and maintain its assets will have any measure of success.

Following the acquisition of patent assets, Innovate/Protect will likely be required to spend significant time and resources to maintain the effectiveness of those assets by paying maintenance fees and making filings with the United States Patent and Trademark Office. Innovate/Protect may acquire patent assets, including patent applications, which require Innovate/Protect to spend resources to prosecute the applications with the United States Patent and Trademark Office. Further, there is a material risk that patent related claims (such as, for example, infringement claims (and/or claims for indemnification resulting therefrom), unenforceability claims, or invalidity claims) will be asserted or prosecuted against Innovate/Protect, and such assertions or prosecutions could materially and adversely affect Innovate/Protect’s business. Regardless of whether any such claims are valid or can be successfully asserted, defending such claims could cause Innovate/Protect to incur significant costs and could divert resources away from Innovate/Protect’s other activities.

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Despite Innovate/Protect’s efforts to protect its intellectual property rights, any of the following or similar occurrences may reduce the value of Innovate/Protect’s intellectual property:

•	Innovate/Protect’s applications for patents, trademarks and copyrights may not be granted and, if granted, may be challenged or invalidated;

•	issued trademarks, copyrights, or patents may not provide Innovate/Protect with any competitive advantages versus potentially infringing parties;

•	Innovate/Protect’s efforts to protect its intellectual property rights may not be effective in preventing misappropriation of Innovate/Protect’s technology; or

•	Innovate/Protect’s efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those Innovate/Protect acquires and/or prosecutes.

Moreover, Innovate/Protect may not be able to effectively protect its intellectual property rights in certain foreign countries where Innovate/Protect may do business in the future or from which competitors may operate. If Innovate/Protect fails to maintain, defend or prosecute its patent assets properly, the value of those assets would be reduced or eliminated, and Innovate/Protect’s business would be harmed.

Weak global economic conditions may cause infringing parties to delay entering into licensing agreements, which could prolong Innovate/Protect’s litigation and adversely affect its financial condition and operating results.

Innovate/Protect’s business plan depends significantly on worldwide economic conditions, and the United States and world economies have recently experienced weak economic conditions. Uncertainty about global economic conditions poses a risk as businesses may postpone spending in response to tighter credit, negative financial news and declines in income or asset values. This response could have a material negative effect on the willingness of parties infringing on Innovate/Protect’s assets to enter into licensing or other revenue generating agreements voluntarily. Entering into such agreements is critical to Innovate/Protect’s business plan, and Innovate/Protect’s failure to do so could cause material harm to its business.

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Risks Related to Vringo’s Business

Historically, Vringo’s business has generated only losses, which are expected to continue for the foreseeable future.

As of March 31, 2012, Vringo had a cash balance of $3.6 million and $2.7 million of net working capital. For the three month period ended March 31, 2012 and 2011 and for the cumulative period from inception until March 31, 2012, Vringo incurred net losses of $5.6 million, $1.1 million and $43.2 million, respectively. As of March 31, 2012, Vringo’s stockholders’ equity was $1.0 million.

Vringo expects its net losses to continue in the foreseeable future, as Vringo continues to grow its user base through carrier partnerships, continue to ensure it has broad handset reach, enhance its viral and social tools, maintain and grow its product and technology portfolio, build a strong revenue base of recurring monthly subscription revenue, find new forms of distribution, and explore monetization through advertising and revenue through content sales.

Vringo is a development stage company with no historically significant income and there is a significant doubt about Vringo’s ability to continue its activities as a going concern.

Vringo is still a development stage company. Vringo’s operations are subject to all of the risks inherent in development stage companies that do not have significant revenues or operating income. Vringo’s potential for success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business, especially technology start-up companies. Vringo cannot provide any assurance that its business objectives will be accomplished. All of Vringo’s audited consolidated financial statements, since inception, have contained a statement by Vringo’s management that raises significant doubt about Vringo being able to continue as a going concern unless Vringo is able to raise additional capital. Vringo’s financial statements do not include any adjustment relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should Vringo’s operations cease.

Vringo believes that current cash levels, together with existing funding commitments, will be sufficient to support its activity at least for the coming twelve months. We may need to raise additional funds in connection with any acquisitions of patent portfolios or other intellectual property assets that we pursue. Any such financing that Vringo undertakes will likely be dilutive to Vringo’s current stockholders.

The exercise of a substantial number of warrants or options by Vringo’s security holders may have an adverse effect on the market price of Vringo common stock.

Should Vringo’s currently outstanding warrants be exercised (including the warrants issued in connection with the Merger), there will be an additional 22,695,411 shares of common stock eligible for trading in the public market. In addition, Vringo currently has options outstanding to purchase 4,332,348 shares of common stock granted to Vringo’s management, employees, directors and consultants. In March 2012, the Vringo board of directors approved participation of all outstanding options in future dividends. In addition, the vesting of all outstanding options will accelerate if the Vringo common stock reaches certain price or market capitalization targets for 20 of 30 consecutive trading dates, as follows: (i) 50% acceleration if either the price of the Vringo common stock is at least $5 or Vringo’s market capitalization is at least $250,000,000; (ii) 75% acceleration if either the price of the Vringo common stock is at least $10 or Vringo’s market capitalization is $500,000,000 or more; and (iii) 100% acceleration if either the price of the Vringo common stock is at least $20 or Vringo’s market capitalization is at least $1,000,000,000. Furthermore, all outstanding options granted to members of the board of directors shall fully vest if a member of the Vringo board of directors ceases to be a director at any time during the six-month period immediately following the change of control. Certain options that are outstanding have exercise prices that are below, and in some cases significantly below, recent market prices. Such securities, if exercised, will increase the number of issued and outstanding shares of common stock. Therefore, the sale, or even the possibility of sale, of the shares of common stock underlying the warrants and options could have an adverse effect on the market price for Vringo’s securities or on Vringo’s ability to obtain future financing. The average weighted exercise price of all currently outstanding warrants and options, as of July 20, 2012, is $2.26 per share.

Future sales of Vringo’s shares of common stock by its stockholders could cause the market price of Vringo common stock to drop significantly, even if Vringo’s business is performing well.

As of July 20, 2012, Vringo has 35,332,487 shares of common stock issued and outstanding and 6,173 shares of Vringo preferred stock, initially convertible into 18,627,645 of Vringo shares of common stock, excluding shares of common stock issuable upon exercise of warrants or options. As shares saleable under Rule 144 are sold or as restrictions on resale need, the market price of Vringo common stock could drop significantly, if the holders of restricted shares sell them, or are perceived by the market as intending to sell them. This decline in Vringo’s stock price could occur even if Vringo’s business is otherwise performing well. We filed with the SEC Registration Statements for the common shares underlying (a) the 2,526,289 of the new warrants issued in February 2012 (which registration was declared effective on June 20, 2012) (including 11,834 warrants issued to Vringo’s placement agent) and (b) 4,332,348 options currently outstanding under Vringo’s 2006 Stock Option Plan.

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If Vringo is unable to adequately protect its intellectual property, Vringo may not be able to compete effectively.

Vringo’s ability to compete depends in part upon the strength of Vringo’s proprietary rights in its technologies, brands and content. Vringo relies on a combination of U.S. and foreign patents, copyrights, trademark, trade secret laws and license agreements to establish and protect its intellectual property and proprietary rights. The efforts Vringo has taken to protect its intellectual property and proprietary rights may not be sufficient or effective at stopping unauthorized use of its intellectual property and proprietary rights. In addition, effective trademark, patent, copyright and trade secret protection may not be available or cost-effective in every country in which Vringo’s services are made available. There may be instances where Vringo is not able to fully protect or utilize its intellectual property in a manner that maximizes competitive advantage. If Vringo is unable to protect its intellectual property and proprietary rights from unauthorized use, the value of Vringo’s products may be reduced, which could negatively impact Vringo’s business. Vringo’s inability to obtain appropriate protections for its intellectual property may also allow competitors to enter Vringo’s markets and produce or sell the same or similar products. In addition, protecting Vringo’s intellectual property and other proprietary rights is expensive and diverts critical managerial resources. If any of the foregoing were to occur, or if Vringo is otherwise unable to protect its intellectual property and proprietary rights, Vringo’s business and financial results could be adversely affected.

If Vringo is forced to resort to legal proceedings to enforce its intellectual property rights, the proceedings could be burdensome and expensive. In addition, Vringo’s proprietary rights could be at risk if Vringo is unsuccessful in, or cannot afford to pursue, those proceedings. Vringo also relies on trade secrets and contract law to protect some of its proprietary technology. Vringo has entered into confidentiality and invention agreements with its employees and consultants. Nevertheless, these agreements may not be honored and they may not effectively protect Vringo’s right to its un-patented trade secrets and know-how. Moreover, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to Vringo’s trade secrets and know-how.

The possibility of extensive delays in the patent issuance process could effectively reduce the term during which a marketed product is protected by patents.

Vringo may need to obtain licenses to patents or other proprietary rights from third parties. Vringo may not be able to obtain the licenses required under any patents or proprietary rights or they may not be available on acceptable terms. If Vringo does not obtain required licenses, Vringo may encounter delays in product development or find that the development, manufacture or sale of products requiring licenses could be foreclosed. Vringo may, from time to time, support and collaborate in research conducted by universities and governmental research organizations. Vringo may not be able to acquire exclusive rights to the inventions or technical information derived from these collaborations, and disputes may arise over rights in derivative or related research programs conducted by Vringo or its collaborators.

If Vringo or its users infringe on the intellectual property rights of third parties, Vringo may have to defend against litigation and pay damages and Vringo’s business and prospects may be adversely affected.

If a third party were to assert that Vringo’s products infringe on its patent, copyright, trademark, right of publicity, right of privacy, trade secret or other intellectual property rights, Vringo could incur substantial litigation costs and be forced to pay substantial damages. Third-party infringement claims, regardless of their outcome, would not only consume significant financial resources, but would also divert Vringo’s management time and attention. Such claims or the lack of available access to certain sites or content could also cause Vringo’s customers or potential customers to purchase competitors’ products if such competitors have access to the sites or contents that Vringo is lacking or defer or limit their purchase or use of Vringo’s affected products or services until resolution of the claim. In connection with any such claim or litigation, Vringo’s mobile carriers and other partners may decide to re-assess their relationships with Vringo, especially if they perceive that they may have potential liability or if such claimed infringement is a possible breach of Vringo’s agreement with such mobile carrier. If any of Vringo’s products are found to violate third-party intellectual property rights, Vringo may have to re-engineer one or more of its products, or Vringo may have to obtain licenses from third parties to continue offering its products without substantial re-engineering. Vringo’s efforts to re-engineer or obtain licenses could require significant expenditures of time and money and may not be successful. Accordingly, any claims or litigation regarding Vringo’s infringement of intellectual property of a third party by Vringo or its users could have a material adverse effect on Vringo’s business and prospects.

Third party infringement claims could also significantly limit Vringo Studio products and the content available in Vringo’s content library. The Vringo Studio tool allows users to access video from multiple sites on the web or from their computer and then edit and send these video clips to their mobile phones as customized video ringtones. These websites could choose to block Vringo from accessing their content for violating their terms of service by allowing users to download clips or for any other reason, which could significantly limit the availability of content in the Vringo Studio. Additionally, while Vringo employs special software that seeks to determine whether a clip is copyrighted or otherwise restricted, it is not feasible for Vringo to determine whether users of Vringo Studio own or acquire appropriate intellectual property permissions to use each clip before it is downloaded. Therefore, Vringo requires users of the Vringo Studio to certify that they have the rights to use the content that they desire to send to their phone. Additionally, while the majority of the clips in Vringo’s content library are either licensed by Vringo directly or are public domain or creative commons, Vringo’s content library contains certain clips which Vringo has not licensed from the content owner. As a result, Vringo may receive cease-and-desist letters, or other threats of litigation, from website hosts and content owners asserting that Vringo is infringing on their intellectual property or violating the terms and conditions of their websites. In such a case, Vringo will remove or attempt to obtain licenses for such content or obtain additional content from other websites. However, there is no assurance that Vringo will be able to enter into license agreements with content owners. Consequently, Vringo may be forced to remove a portion of its content from its library and significantly limit the availability of content in the Vringo Studio. This would negatively impact Vringo’s user experience and may cause users to cancel Vringo’s service and make Vringo’s service less attractive to its partners.

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If Vringo is unable to enter into or maintain distribution arrangements with major mobile carriers and/or other partners and develop and maintain its existing strategic relationships with mobile carriers, Vringo will be unable to distribute its products effectively or generate significant revenue.

Vringo’s strategy for distributing its applications and services is dependent upon establishing distribution arrangements with major mobile carriers and other partners. Vringo currently has distribution arrangements with Etisalat (Emirates Telecom), Orange (Everything Everywhere), Vodafone, Verizon, Maxis, Celcom (Axiata Berhard), Hungama Mobile and Du. Vringo needs to develop and maintain strategic relationships with these entities in order for them to market its service to their end users. While Vringo has entered into agreements with the aforementioned mobile carriers pursuant to which Vringo’s service may be made available to their end-users, such agreements are not exclusive and generally do not obligate the partner to market or distribute Vringo’s service. In addition, a number of Vringo’s distribution agreements allow the mobile carrier to terminate its rights under the agreement at any time and for any reason upon 30 days’ notice. Vringo is dependent upon the subsequent success of these partners in performing their responsibilities and sufficiently marketing Vringo’s service. Vringo cannot provide you any assurance that it will be able to negotiate, execute and maintain favorable agreements and relationships with any additional partners, that the partners with whom Vringo has a contractual relationship will choose to promote Vringo’s service or that such partners will be successful and/or will not pursue alternative technologies.

If Vringo is unsuccessful in entering into and maintaining content license agreements, its revenues will be negatively affected.

The success of Vringo’s service is dependent upon its providing end-users with content they desire. An important aspect of this strategy is establishing licensing relationships with third party content providers that have desirable content. Content license agreements generally have a fixed term, may or may not include provisions for exclusivity and may require Vringo to make significant minimum payments. Vringo has entered into approximately 35 content license agreements with various content providers. While Vringo’s business is not dependent on any particular content license agreement, there is no assurance that Vringo will enter into a sufficient number of content license agreements or that the ones that Vringo enters into will be profitable and will not be terminated early.

Vringo may not be able to generate revenues from certain of its prepaid mobile customers.

Vringo currently operates in markets that have a high percentage of prepaid mobile customers. Many of these users may not have a sufficient balance in their prepaid account when their free trial ends and Vringo bills them to cover the charges for subscribing to its service. As a result, the subscriber numbers that Vringo periodically discloses may not generate revenues at the expected level.

Vringo is dependent on mobile carriers and other partners to make timely payments to Vringo.

Vringo will receive its revenue from mobile carriers and other distribution partners who may delay payment to Vringo, dispute amounts owed to Vringo, or in some cases refuse to pay Vringo at all. Many of these partners are in markets where Vringo may have limited legal recourse to collect payments from these partners. Vringo’s failure to collect payments owed to it from its partners will have an adverse effect on Vringo’s business and its results of operations.

Vringo may not be able to continue to maintain its application on all of the operating systems that it currently supports.

Some of Vringo’s applications are compatible with various mobile operating systems including Android, Blackberry, Sony Ericsson, Symbian, Apple’s iOS, Java, and Windows Mobile operating systems. While Windows Mobile, Blackberry and Android do not support video ringtones natively, Vringo’s development team has enabled its application to work on many devices which utilize these operating systems. The user base for the video ringtone service is spread out amongst a number of smartphone and feature phone operating systems, with applications on each aforementioned operating system representing less than 5% of the total subscribers to Vringo’s video ringtone platform. Vringo’s Facetones TM platform, which represents less than 5% of Vringo’s revenue for the three months ended March 31, 2012, is heavily reliant upon Vringo’s Android devices users. Currently, over 96% of Vringo’s Facetones TM users utilize the Android operating system. In addition, Vringo’s commercial agreement with ZTE is solely reliant on Vringo’s ability to maintain its support for the Android operating system. Since these operating systems do not support Vringo’s applications natively, any significant changes to these operating systems by their respective developers may prevent Vringo’s application from working properly or at all on these systems. If Vringo is unable to maintain its application on these operating systems or on any other operating systems, users of these operating systems will not be able to use Vringo’s application, which could adversely affect Vringo’s business and results of operations.

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Vringo operates in the digital content market where piracy of content is widespread.

Vringo’s business strategy is partially based upon users paying Vringo for access to its content. If users believe they can obtain the same or similar content for free via other means including piracy, they may be unwilling to pay for Vringo’s service. Additionally, since Vringo’s own clips do not have any copy protection, they can theoretically be distributed by a paying user to a non-paying user without any additional payment to Vringo. If users or potential users obtain Vringo’s content or similar content without payment to Vringo, Vringo’s business and results of operations will be adversely affected.

Major network failures could have an adverse effect on Vringo’s business.

Major equipment failures, natural disasters, including severe weather, terrorist acts, acts of war, cyber-attacks or other breaches of network or information technology security that affect third-party networks, transport facilities, communications switches, routers, microwave links, cell sites or other third-party equipment on which Vringo relies, could cause major network failures and/or unusually high network traffic demands that could have a material adverse effect on Vringo’s operations or its ability to provide service to Vringo’s customers. These events could disrupt Vringo’s operations, require significant resources to resolve, result in a loss of customers or impair Vringo’s ability to attract new customers, which in turn could have a material adverse effect on Vringo’s business, results of operations and financial condition.

Vringo’s data is hosted at a remote location. Although Vringo has full alternative site data backed up, Vringo does not have data hosting redundancy. Accordingly, Vringo may experience significant service interruptions, which could require significant resources to resolve, result in a loss of customers or impair Vringo’s ability to attract new customers, which in turn could have a material adverse effect on Vringo’s business, results of operations and financial condition.

In addition, with the growth of wireless data services, enterprise data interfaces and Internet-based or Internet Protocol-enabled applications, wireless networks and devices are exposed to a greater degree to third-party data or applications over which Vringo has less direct control. As a result, the network infrastructure and information systems on which Vringo relies, as well as Vringo’s customers’ wireless devices, may be subject to a wider array of potential security risks, including viruses and other types of computer-based attacks, which could cause lapses in Vringo’s service or adversely affect the ability of Vringo’s customers to access its service. Such lapses could have a material adverse effect on Vringo’s business and its results of operations.

Vringo’s business depends upon its ability to keep pace with the latest technological changes and Vringo’s failure to do so could make Vringo less competitive in its industry.

The market for Vringo’s products and services is characterized by rapid change and technological change, frequent new product innovations, changes in customer requirements and expectations and evolving industry standards. Products using new technologies or emerging industry standards could make Vringo’s products and services less attractive. Furthermore, Vringo’s competitors may have access to technology not available to Vringo, which may enable them to produce products of greater interest to consumers or at a more competitive cost. Failure to respond in a timely and cost-effective way to these technological developments may result in serious harm to Vringo’s business and operating results. As a result, Vringo’s success will depend, in part, on its ability to develop and market product and service offerings that respond in a timely manner to the technological advances available to Vringo’s customers, evolving industry standards and changing preferences.

Vringo’s Facetones TM application depends upon Vringo’s continued access to Facebook® photos.

Vringo’s Facetones TM application creates automated video slideshow using friends’ photos from social media web sites, primarily from Facebook®, the world’s leading social media site. Facetones TM represented less than 5% of Vringo’s revenue for the three months ended March 31, 2012, however, Vringo believes that the rapid growth of its user base is critical to the value of its mobile application business. In the event Facebook® prohibits or restricts the ability of Vringo’s application to access photos on its site, Vringo’s business, financial condition, operating results and projected growth could be harmed. In February 2012, Vringo entered into an agreement with Facebook®, which clarifies Vringo’s permitted use of the Facetones TM mark and domain name.

If Vringo’s Facetones TM trademark is challenged by another party, Vringo’s revenue from this application may be adversely affected.

In February 2012, Vringo entered into an agreement with Facebook, Inc., an online social network, relating to the use of Vringo’s Facetones TM mark and domain name (collectively, the “Facetones Mark”). The Agreement resolved a potential dispute between the parties regarding the Facetones Mark. Nonetheless, Facebook reserves the right to challenge the Facetones Mark in the future if Vringo violates certain limitations on its use of the Facetones Mark and/or certain conditions are not met. If Facebook or any other party successfully challenges Vringo’s Facetones Mark, Vringo will need to re-brand its application, which may have a negative impact on Vringo’s revenue from this application.

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Regulation concerning consumer privacy may adversely affect Vringo’s business.

Certain technologies that Vringo currently supports, or may in the future support, are capable of collecting personally-identifiable information. Vringo anticipates that as mobile telephone software continues to develop, it will be possible to collect or monitor substantially more of this type of information. A growing body of laws designed to protect the privacy of personally-identifiable information, as well as to protect against its misuse, and the judicial interpretations of such laws, may adversely affect the growth of Vringo’s business. In the United States, these laws could include the Federal Trade Commission Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act and the Gramm-Leach Bliley Act, as well as various state laws and related regulations. In addition, certain governmental agencies, like the Federal Trade Commission, have the authority to protect against the misuse of consumer information by targeting companies that collect, disseminate or maintain personal information in an unfair or deceptive manner. In particular, such laws could limit Vringo’s ability to collect information related to users or Vringo’s services, to store or process that information in what would otherwise be the most efficient manner, or to commercialize new products based on new technologies. The evolving nature of all of these laws and regulations, as well as the evolving nature of various governmental bodies’ enforcement efforts, and the possibility of new laws in this area, may adversely affect Vringo’s ability to collect and disseminate or share certain information about consumers and may negatively affect Vringo’s ability to make use of that information. If Vringo fails to successfully comply with applicable regulations in this area, its business and prospects could be harmed.

Vringo’s ability to raise capital through equity or equity-linked transactions may be limited.

In order for Vringo to raise capital privately through equity or equity-linked transactions, stockholder approval is required to enable Vringo to issue more than 19.99% of Vringo’s outstanding shares of common stock pursuant to the rules and regulations of the NYSE MKT (formerly, NYSE Amex). Should stockholders not approve such issuances, Vringo’s sole means to raise capital would be through debt, which could have a material adverse effect on Vringo’s balance sheet and overall financial condition.

Vringo’s liquidity is largely dependent on its common stock being traded on a major exchange.

Vringo’s common stock and warrants are listed on the NYSE MKT, a national securities exchange, which imposes continued listing requirements with respect to listed shares. On April 26, 2012, the NYSE MKT notified Vringo that it had resolved the continued listing deficiency referenced in the NYSE MKT's letter dated May 24, 2011, which stated that Vringo was not in compliance with Section 1003(a) (iv) of the NYSE MKT's continued listing standards. The NYSE MKT's conclusion was based on a review of available information, including Vringo’s filings with the SEC. Vringo’s continued listing eligibility will be assessed on an ongoing basis. While the NYSE MKT has not initiated delisting proceedings in the past, there is no assurance that it will not do so in the future.

If the NYSE MKT delists Vringo’s securities from trading, Vringo could face significant consequences, including:

•	a limited availability for market quotations for its securities;

•	reduced liquidity with respect to its securities;

•	a determination that Vringo’s common stock is a “penny stock,” which will require brokers trading in Vringo common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Vringo common stock;

•	limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

In addition, Vringo would no longer be subject to the NYSE MKT rules, including rules requiring Vringo to have a certain number of independent directors and to meet other corporate governance standards.

If there are significant shifts in the political, economic and military conditions in Israel and its neighbors, it could have a material adverse effect on Vringo’s business relationships and profitability.

Vringo’s research and development facility and finance department are located in Israel and many of Vringo’s key personnel reside in Israel. Vringo’s business is directly affected by the political, economic and military conditions in Israel and its neighbors. Major hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could have a material adverse effect on Vringo’s existing business relationships and on Vringo’s operating results and financial condition. Furthermore, several countries restrict business with Israeli companies, which may impair Vringo’s ability to create new business relationships or to be, or become, profitable.

Vringo may not be able to enforce covenants not-to-compete under current Israeli law, which may result in added competition.

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Vringo has non-competition agreements with all of its employees, almost all of which are governed by Israeli law. These agreements generally prohibit Vringo’s employees from competing with or working for its competitors, during their term of employment and for up to 12 months after termination of their employment. However, Israeli courts may be reluctant to enforce non-compete undertakings of former employees and may not enforce those provisions, or only enforce those provisions for relatively brief periods of time in restricted geographical areas, and only when the employee has unique value specific to that employer’s business and not just regarding the professional development of the employee. If Vringo is not able to enforce non-compete covenants, Vringo may be faced with added competition.

Because a substantial portion of Vringo’s revenues is generated in dollars and euros, while a significant portion of Vringo’s expenses is incurred in Israeli currency, Vringo’s revenue may be reduced due to inflation in Israel and currency exchange rate fluctuations.

A substantial portion of Vringo’s revenues is generated in dollars and euros, while a significant portion of Vringo’s expenses, principally salaries and related personnel expenses, is paid in Israeli currency. As a result, Vringo is exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of Israeli currency in relation to the dollar or the euro, or that the timing of this devaluation will lag behind inflation in Israel. Because inflation has the effect of increasing the dollar and euro costs of Vringo’s operations, it would therefore have an adverse effect on Vringo’s dollar-measured results of operations. The value of the New Israeli Shekel, or NIS, against the United States Dollar, the Euro and other currencies may fluctuate and is affected by, among other things, changes in Israel’s political and economic conditions. Any significant revaluation of the NIS may materially and adversely affect Vringo’s cash flows, revenues and financial condition. Fluctuations in the NIS exchange rate, or even the appearance of instability in such exchange rate, could adversely affect Vringo’s ability to operate its business.

The termination or reduction of tax and other incentives that the Israeli government provides to domestic companies, such as Vringo’s wholly-owned subsidiary, may increase the costs involved in operating a company in Israel.

The Israeli government currently provides tax and capital investment incentives to domestic companies, as well as grant and loan programs relating to research and development and marketing and export activities. Vringo’s wholly-owned Israeli subsidiary currently takes advantage of some of these programs. Vringo cannot provide you with any assurance that such benefits and programs will continue to be available in the future to Vringo’s Israeli subsidiary. In addition, it is possible that Vringo’s subsidiary will fail to meet the criteria required for eligibility of future benefits. If such benefits and programs were terminated or further reduced, it could have an adverse effect on Vringo’s business, operating results and financial condition.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus and the documents we have filed with the SEC that are incorporated herein by reference contain such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Such statements in connection with any discussion of future operations or financial performance are identified by the use of words such as “may,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. Forward-looking statements include, but are not limited to, statements about: our estimates of future performance; the potential value created by the Merger for our stockholders; the potential of the combined company’s technology platform; the ability to raise capital to fund our operations and business plan; the continued listing of our securities on the NYSE MKT; market acceptance of our products; our ability to protect intellectual property rights; competition from other providers and products; the ability to license and monetize the patents owned by Innovate/Protect, including the outcome of the Litigation against online search firms and other companies; our financial condition, financing requirements, prospects and cash flow; and expectations regarding potential growth. Such statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. For a summary of such factors, please refer to the section entitled “Risk Factors” in this prospectus, as updated and supplemented by the discussion of risks and uncertainties in our most recent annual report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K, as well as any amendments thereto, as filed with the SEC and which are incorporated herein by reference. The information contained in this document is believed to be current as of the date of this document. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

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USE OF PROCEEDS

Each warrant entitles its holder to acquire one share of common stock at an exercise price of $1.76 per share, subject to specified adjustments, at any time before July 19, 2017. Warrants may be exercised by paying the exercise price in cash or, in certain circumstances, pursuant to a “cashless exercise.” See “Description of Warrants” for further information.

We will receive all of the proceeds from any cash exercise of the warrants. If all of the warrants were exercised in full for cash, we would receive gross proceeds of approximately $28.1 million. However, there can be no assurance that any warrants will be exercised, or if warrants are exercised, how many will be exercised for cash.

We intend to use any proceeds from cash exercises of warrants for general corporate purposes.

PLAN OF DISTRIBUTION

Pursuant to the terms of the warrants, shares of our common stock will be issued to those warrant holders who, directly or through their broker, banker, trustee or other nominee, exercise their warrants and provide payment of the exercise price, or, if applicable, select the cashless exercise option. See “Description of Warrants.” We do not know if or when any warrants will be exercised. We also do not know whether or in what manner any of the shares of common stock acquired upon exercise will be sold.

We will bear all costs, expenses and fees in connection with the registration and issuance of the common stock issuable upon exercise of the warrants. We will not bear any of the brokerage commissions, selling expenses or similar costs related to any resales of the common stock.

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DESCRIPTION OF WARRANTS

As of July 20, 2012, there were warrants to purchase 22,695,411 shares of Vringo common stock outstanding at a weighted-average exercise price of $2.45 per share, including 4,784,000 public warrants. The public warrants were issued in our initial public offering and are exercisable for five years from the initial public offering at an exercise price of $5.06 per share. In connection with the Merger with Innovate/Protect, we issued an aggregate of 15,959,838 warrants to purchase shares of Vringo common stock with an exercise price of $1.76 per share, including Series 1 Warrants and Series 2 Warrants to purchase an aggregate of 8,299,116 and 7,660,722 shares of our common stock, respectively.

Each Series 1 Warrant and Series 2 Warrant (collectively, the “Warrants”) has an exercise price of $1.76 per share and is exercisable at any time after the date of issuance (the “Issuance Date”) until July 19, 2017 (the “Expiration Date”), in whole or in part, by paying the exercise price to us in cash or by check or wire transfer. Notwithstanding, if at any time between the three month anniversary of the Issuance Date and the Expiration Date, there is not an effective registration statement registering the resale of the shares issuable under the Warrants (the “Warrant Stock”) then the holder may elect to exercise the Warrant, or a portion thereof, and to pay for the Warrant Stock by way of cashless exercise.

No holder of either Warrant may exercise such Warrant if such exercise would result in the holder beneficially owning in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of such Warrant (the “Beneficial Ownership Limitation”). The Beneficial Ownership Limitation may be waived by the holder upon not less than 61 days’ prior notice to us to change the beneficial ownership limitation to 9.99%. If the Beneficial Ownership Limitation is increased to 9.99% it may not be further waived.

The Warrants are subject to adjustments for stock splits and certain fundamental transactions. The Warrants are not transferable in the absence of (i) an effective registration statement under the Securities Act as to the Warrant or Warrant Stock, and registration or qualification of the Warrant and Warrant Stock under any applicable U.S. federal or state securities law then in effect or (ii) an opinion of counsel, satisfactory to us, that such registration and qualification are not required. Notwithstanding, subject to these requirements, the Warrants are transferrable, in whole or in part, to (i) an entity controlling, controlled by or under common control of the holder, or (ii) to any other proposed transferee by surrendering the Warrant with a properly executed transfer form to the principal office of Vringo.

The Warrants are redeemable, at our option, at any time after they become exercisable and prior to their expiration, upon notice to the registered holders, at the price of $0.01 per share in the event that (i) the last closing sale price of our common stock has been equal to or greater than $5.00 per share (subject to adjustments for splits, dividends, recapitalizations and similar events) on each of 20 trading days within any 30-day trading period ending on the third business day prior to the date on which notice of redemption is given to the holder, and (ii) during each day of the foregoing 20-day trading period and through the date we exercises our redemption rights, we must have an effective registration statement with a current prospectus pursuant to which the underlying common stock may be sold. The Series 1 Warrant provides that from the Issuance Date through December 31, 2014, in the event we issue or sell a warrant to purchase shares of common stock with an exercise price below $1.76 per share or which contains terms that, taken as a whole, are more favorable then the terms of the Series 1 Warrant (a “Superior Warrant”), as determined in good faith by our board of directors, in connection with a financing or a material transaction, then we are required to amend the terms of the Series 1 Warrant to give the holder the benefit of the more favorable terms or conditions of the Superior Warrant (excluding the expiration date of the Superior Warrant). All other material terms of the Series 1 Warrant and the Series 2 Warrant are identical.

For a complete description, please see the Series 1 Warrant and the Series 2 Warrant, which are filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus forms a part.

Transfer Agent and Registrar

The warrant agent for our public warrants and warrants issued in the Merger is American Stock Transfer & Trust Company.

NYSE MKT

Our public warrants are listed for trading on the NYSE MKT under the symbol “VRNG-WT.” None of our other warrants are listed for trading.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of our capital stock and provisions of our restated certificate of incorporation and restated by-laws, as they are in effect as of the date of this prospectus. For more detailed information, please see our restated certificate of incorporation and restated bylaws, which are filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus forms a part.

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We are authorized to issue 150,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of July 20, 2012, we had 35,332,487 shares of common stock outstanding held of record by 67 stockholders. As of July 20, 2012, we had 6,173 shares of Series A Convertible Preferred Stock, or Series A preferred stock, outstanding, which are initially convertible into an aggregate of 18,627,645 shares of our common stock.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All shares of common stock outstanding as of the date of this prospectus are fully paid and nonassessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

Our board of directors has the authority, without action by our stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, and limitations of all such series, any or all of which may be superior to the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of the holders of common stock until our board of directors determines the specific rights of the holders of preferred stock. However, effects of the issuance of preferred stock include restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, and making it more difficult for a third party to acquire us, which could have the effect of discouraging a third party from acquiring, or deterring a third party from paying a premium to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of our preferred stock.

Series A Convertible Preferred Stock

Our Series A preferred stock has the powers, designations, preferences and other rights as set forth in the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock, which rights include, among other things, a liquidation preference of $1,000 per share and the right to participate in any dividends and distributions paid to common stockholders on an as-converted basis. We may not create a class of capital stock senior or pari passu to the Series A preferred stock.

The 6,673 shares of Series A preferred stock are initially convertible into an aggregate of 20,136,445 shares of common stock (or at a current conversion rate of 3,017.6) (subject to a provision that restricts conversion in the event the holder will acquire beneficial ownership of more than 9.99% of our common stock after such conversion) but are non-voting, except as required by law and in certain defined instances, including a change of control. In addition, except for certain excluded issuances, the conversion price of the Series A preferred stock is subject to full ratchet anti-dilution protection for issuances of equity or equity-linked securities below the initial conversion price (as adjusted for stock splits, stock dividends and similar events) until the date an aggregate of 100,000,000 shares of our common stock have traded at above $3.00 per share (as adjusted for stock splits, stock dividends and similar events). As of July 20, 2012, we had 6,173 shares of Series A preferred stock outstanding, which are convertible into an aggregate of 18,627,645 shares of our common stock.

On a change of control, except for a change of control where the holder receives all publicly traded stock, the holder of our Series A preferred stock is able to require us to redeem the shares of Series A preferred stock at the greater of the stated value and the value of the equity underlying the Series A preferred stock. The Series A preferred stock also contains a covenant prohibiting us, for a period of 18 months following the closing, from incurring indebtedness senior to the Series A preferred stock in excess of $6 million in the aggregate (including the then outstanding principal amount of existing Innovate/Protect indebtedness); provided, that, this covenant shall not apply to indebtedness secured by assets acquired after the closing in which the lender expressly subordinates to the holder of the Series A preferred stock. The holder of the Series A preferred stock shall be indemnified against losses due to a buy-in following any failure to timely deliver common stock upon a conversion failure and we shall pay the holders of the Series A preferred stock liquidated damages of one-quarter of one percent (0.25%) for each full 15 day period during which our common stock is suspended from trading or if our common stock is delisted. You should refer to our restated certificate of incorporation, which are filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus forms a part.

Provisions of Delaware Law Governing Business Combinations

We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in any “business combination” transactions with any “interested stockholder” for a period of three years after the date on which the person became an “interested stockholder,” unless:

•	prior to such date, the board of directors approved either the “business combination” or the transaction which resulted in the “interested stockholder” obtaining such status; or

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•	upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the “interested stockholder”) those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time the “business combination” is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the “interested stockholder.”

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or within three years did own 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Limitations on Liability and Indemnification of Officers and Directors

Our restated certificate of incorporation limits the liability of our officers and directors to the fullest extent permitted by the Delaware General Corporation Law, and our restated certificate of incorporation and restated bylaws provide that we will indemnify our officers and directors to the fullest extent permitted by such law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

NYSE MKT

Our common stock is listed for trading on the NYSE MKT under the symbol “VRNG.”

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LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York, will pass upon the validity of the common stock issuable upon the exercise of the warrants.

EXPERTS

The consolidated financial statements of Vringo, Inc. (a development stage company) as of December 31, 2011 and 2010 and for each of the years in the two-year period ended December 31, 2011 and for the cumulative period from January 9, 2006 (inception) through December 31, 2011 have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2011 consolidated financial statements contains an explanatory paragraph that states that our recurring losses from operations and deficit in stockholders’ equity raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The audited consolidated financial statements of Innovate/Protect, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s web site at http://www.sec.gov.

This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We also maintain a website at www.vringo.com, through which you can access our SEC filings. The information set forth on, or accessible from, our website is not part of this prospectus.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act of 1933, as amended, with the SEC with respect to the securities we may offer pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed on March 30, 2012;

•	our Quarterly Report on Form 10-Q, filed on May 15, 2012;

•	our Current Reports on Form 8-K filed on February 7, 2012, February 14, 2012, February 15, 2012, March 14, 2012, April 25, 2012, June 19, 2012 and July 20, 2012 (2 current reports);

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•	the description of our common stock and public warrants contained in our Registration Statement on Form 8-A, filed on June 16, 2010 (File No. 001-34785), which incorporates by reference the description of the shares of our common stock and public warrants contained in our Registration Statement on Form S-1 (File No. 333-164575) filed on January 29, 2010 and declared effective by the SEC on June 21, 2010, and any amendment or reports filed with the SEC for purposes of updating such description; and

•	all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination or completion of the offering of securities under this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such reports and other documents.

Unless otherwise noted, the SEC file number for each of the documents listed above is 001-34785.

In addition, all reports and other documents filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting: Investor Relations, Vringo, Inc., 44 W. 28th Street, New York, New York 10001 or call (646) 525-4319.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered.  All of the amounts shown are estimated except the SEC Registration Fee

SEC Registration Fee	$3,220*
Legal Fees and Expenses	15,000
Accounting Fees and Expenses	5,000
Miscellaneous	6,780
Total	$30,000

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* Previously paid

Item 15. Indemnification of Directors and Officers

The amended and restated certificate of incorporation of the Company provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”).

Article EIGHTH of the Company’s amended and restated certificate of incorporation provides:

“The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section as amended or supplemented (or any successor), and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.”

Pursuant to the Company’s bylaws, the directors and officers of the Company shall, to the fullest extent permitted by the DGCL, also have the right to receive from the Company an advancement of expenses incurred in defending any proceeding in advance of its final disposition. To the extent required under the DGCL, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such individual, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified for such expenses. The Company is not required to provide indemnification or advance expenses in connection with (i) any proceeding initiated by a director or officer of the Company unless such proceeding was authorized by the Board of Directors or otherwise required by law; (ii) any proceeding providing for disgorgement of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended; (iii) and for amounts for which payment is actually made to or on behalf of such person under any statute, insurance policy or indemnity provisions or law; or (iv) any prohibition by applicable law.

Pursuant to the Company’s certificate of incorporation, the Company may also maintain a directors’ and officers’ insurance policy which insures the Company and any of its directors, officers, employees, agents or other entities, against expense, liability or loss asserted against such persons in such capacity whether or not the Company would have the power to indemnify such person under the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

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We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, or otherwise.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers. In addition, we have entered into indemnification agreements with our directors and officers.

Any underwriting agreements that we may enter into will likely provide for the indemnification of us, our controlling persons, our directors and certain of our officers by the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The foregoing discussion of our certificate of incorporation, bylaws, indemnification agreements, and Delaware law is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation, bylaws, indemnification agreements, or law.

Item 16. Exhibits

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on July 24, 2012.

VRINGO, INC.

By	/s/ Andrew D. Perlman
Andrew D. Perlman President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Vringo, Inc., hereby severally constitute and appoint Andrew D. Perlman and Ellen Cohl, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew Perlman	Chief Executive Officer and Director	July 24, 2012
Andrew Perlman	(principal executive officer)

/s/ Ellen Cohl	Chief Financial Officer (principal	July 24, 2012
Ellen Cohl	financial and accounting officer)

/s/ Seth M. Siegel	Chairman of the Board	July 24, 2012
Seth M. Siegel

/s/ Andrew Kennedy Lang	President, Chief Technology Officer and Director	July 24, 2012
Andrew Kennedy Lang
/s/ Alexander R. Berger	Chief Operating Officer, Secretary and Director	July 24, 2012
Alexander R. Berger

/s/ John Engelman	Director	July 24, 2012
John Engelman

/s/ Donald E. Stout	Director	July 24, 2012
Donald E. Stout

/s/ H. Van Sinclair	Director	July 24, 2012
H. Van Sinclair

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EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger by and among Vringo, Inc., VIP Merger Sub, Inc. and Innovate/Protect, Inc., dated as of March 12, 2012 (previously filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 14, 2012).
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to our Registration Statement on Form S-1 filed on May 18, 2010).
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 20, 2012).
3.3	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 20, 2012).
3.4	Amended and Restated Bylaws (incorporated by reference to our Registration Statement on Form S-1 filed on January 29, 2010).
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 of Amendment No. 3 to the Registrant’s Registration Statement on Form S-1, filed with the SEC on May 18, 2010).
4.2	Form of Series 1 Warrant (incorporated by reference to Annex F to the Company’s Registration Statement on Form S-4 (File No. 333-180609) originally filed with the SEC on April 6, 2012).
4.3	Form of Series 2 Warrant (incorporated by reference to Annex G to the Company’s Registration Statement on Form S-4 (File No. 333-180609) originally filed with the SEC on April 6, 2012).
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. with respect to the legality of the securities being registered (previously filed with Vringo’s Amendment No. 3 to Registration Statement on Form S-4 (File No. 333-180609) filed on June 12, 2012).
23.1*	Consent of Somekh Chaikin, a member firm of KPMG International, Independent Registered Public Accounting Firm
23.2*	Consent of Grant Thornton LLP.
23.3	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in the opinion filed as Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page of this registration statement).

* Filed herewith

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